SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                          1114 First Avenue, 6th Floor
                               New York, NY 10021



                                                   November 3, 2004



Morgan Stanley Dean Witter
Commercial Financial Services, Inc.
2000 Westchester Avenue, 2 NE
Purchase, New York  10577


Ladies and Gentlemen:

        Reference is made to (1) the Term Loan Agreement dated August 23, 2002 ("First Loan Agreement"), among S&W of Las Vegas, LLC ("Borrower"), Smith & Wollensky Restaurant Group, Inc. ("Company") and Morgan Stanley Dean Witter Commercial Financial Services, Inc. ("Lender"), (2) the Term Loan Agreement dated December 24, 2002 ("Second Loan Agreement"; and together with the First Loan Agreement, the "Term Loan Agreements"), among Borrower, Company, Dallas S&W, L.P. ("Dallas") and Lender, (3) a secured Line of Credit Agreement dated January 30, 2004 among Borrower, Company and Lender and a secured Line of Credit Agreement dated July 21 2004 among Borrower, Company, Smith & Wollensky of Boston, LLC and Lender (collectively, the "Line of Credit Agreements), and (4) a certain Covenants Agreement and Amendment to Term Loan Agreements dated as of January 30, 2004, among Borrower, Company, Dallas and Lender (the "Covenants Agreement"), pursuant to which Covenants Agreement the financial covenants previously set forth in the Term Loan Agreements, and otherwise applicable to loans made to Borrower by Lender, are now set forth.

        A. Borrower and Company hereby represent to Lender the following:

        1) On October 29, 2004, the Company and KPMG LLP ("KPMG"), the Company's predecessor independent registered public accounting firm, determined that the accounting treatment for the Second Amendment to Lease dated April 29, 2003 (the "Amendment") with respect to the Borrower's Las Vegas, Nevada premises was inaccurately reflected in the Company's financial statements included in the Form 10-K filing for the period ending December 29, 2003, which was audited by KPMG, and the Form 10-Q filings for the respective quarterly periods ending June 30, 2003, September 29, 2003 and March 29, 2004, all of which were previously reviewed by KPMG, and that, therefore, a restatement should be made to prevent future reliance on those filings.


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             On October 29, 2004, the Company informed BDO Seidman, LLP ("BDO"), the Company's current independent registered public accounting firm, of the foregoing. BDO and the Company concluded that the accounting treatment for the Amendment also was inaccurately reflected in the Company's financial statements included in the Form 10-Q filings for the quarterly period ending June 28, 2004, which was reviewed by BDO. As a result, BDO advised the Company that a restatement should be made to prevent future reliance on this filing.

        2) The restatement will have the effect of reducing the value of the land included on the Company's balance sheet as of April 28, 2003 by $1.9 million and reducing the deferred rent liability included on the Company's balance sheet as of April 28, 2003 by approximately $1.9 million. This restatement also would require the Company to eliminate non-cash income derived from the amortization of the deferred rent liability ("Deferred Rent Adjustment"). The impact of this restatement on the statement of operations will be approximately $62,000 for the quarter ending June 30, 2003 and approximately $93,000 for each of the quarters ending September 29, 2003, December 29, 2003, March 29, 2004 and June 28, 2004. The
             impact of this restatement on the statement of operations for the fiscal year ending December 29, 2003 will be approximately $248,000.

        3) The restatement is a non-cash accounting adjustment that had no impact on the cash flow of Borrower or the Company.

        B. In reliance upon the foregoing, Borrower and Company request that Lender confirm the following with reference to the financial covenants of Borrower and Company set forth in the Covenants Agreement:

             a. The Deferred Rent Adjustment may be excluded from the calculations of (i) EBITDA in determining the Debt Service Coverage Ratio; (ii) EBITDA for purposes of the determining the Senior Leverage Ratio; and (iii) EBIT in determining the Interest Coverage Ratio, all as set forth in Paragraph 2 of the Covenants Agreement.

             b. Neither Borrower nor Company shall be deemed to be out of compliance with any of the financial covenants set forth in paragraph 2(a) above for the quarterly periods ended June 30, 2003, September 29, 2003, December 29, 2003, March 29, 2004
                  and June 28, 2004 by reason of the treatment of the Deferred Rent Adjustment prior to its exclusion from the calculation of such financial covenants.

        C. Borrower, Company, Dallas and Lender shall enter into a formal amendment to the Covenants Agreement which will reflect the foregoing treatment of the Deferred Rent Adjustment and such reasonable refinements thereof as Lender shall require.

        Please confirm our understanding with regard to the foregoing by signing a counterpart of this letter and returning it to the undersigned.

                                                   Very truly yours,


                                                   /s/ Samuel Goldfinger
                                                   Samuel Goldfinger
                                                   Assistant Secretary


In reliance upon the representations set forth in paragraph A above, Lender confirms its agreement with respect to the foregoing financial covenants and the exclusion of the Deferred Rent Adjustment from the financial covenants as described in paragraph B above:


MORGAN STANLEY DEAN WITTER
COMMERCIAL FINANCIAL SERVICES, INC.


By:     /s/ Jennifer M. Li
        ------------------
        Name:  Jennifer M. Li
        Title: Vice President